Exhibit 12.1
AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Quarter	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	March 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005	December 31, 2004
Income before gain on sale of communities and cumulative effect of change in accounting principle	$48,450	$251,673	$167,987	$100,239	$60,811

(Plus):
Minority interest in consolidated partnerships	106	1,585	573	1,481	150
Amortization of capitalized interest (1)	2,649	9,941	7,503	5,957	5,114

Earnings before fixed charges	$51,205	$263,199	$176,063	$107,677	$66,075

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$230	$722	$518	$354	$323
Interest expense	28,005	97,545	111,046	127,099	131,103
Interest capitalized	19,663	73,119	46,388	25,284	20,566
Preferred dividend	2,175	8,700	8,700	8,700	8,700

Total fixed charges (2)	$50,073	$180,086	$166,652	$161,437	$160,692

(Less):
Interest capitalized	19,663	73,119	46,388	25,284	20,566
Preferred dividend	2,175	8,700	8,700	8,700	8,700

Earnings (3)	$79,440	$361,466	$287,627	$235,130	$197,501

Ratio (3 divided by 2)	1.59	2.01	1.73	1.46	1.23

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Quarter	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	March 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005	December 31, 2004
Income before gain on sale of communities and extraordinary item	$48,450	$251,673	$167,987	$100,239	$60,811

(Plus):
Minority interest in consolidated partnerships	106	1,585	573	1,481	150
Amortization of capitalized interest (1)	2,649	9,941	7,503	5,957	5,114

Earnings before fixed charges	$51,205	$263,199	$176,063	$107,677	$66,075

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$230	$722	$518	$354	$323
Interest expense	28,005	97,545	111,046	127,099	131,103
Interest capitalized	19,663	73,119	46,388	25,284	20,566

Total fixed charges (2)	$47,898	$171,386	$157,952	$152,737	$151,992

(Less):
Interest capitalized	19,663	73,119	46,388	25,284	20,566

Earnings (3)	$79,440	$361,466	$287,627	$235,130	$197,501

Ratio (3 divided by 2)	1.66	2.11	1.82	1.54	1.30

(1)	Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).